Exhibit 99.1
Next Galaxy Corp. Strengthens Executive Team to Lead Virtual Reality Operations
Next Galaxy Corp. (OTCQB: WILS)(formerly Wiless Controls, Inc.), a leading developer of innovative Augmented and fully Immersive Virtual Reality software and content solutions, is pleased to announce the appointment of new Company Officers and members of the Company's Board of Directors.  The newly appointed executive leadership consists of Mary Spio as President and Chairman of the Board; Laurie Clark as Director and Chief Operating Officer; and Michel St-Pierre as Chief Financial Officer.
"The expertise in technology, finance and business development that Mary and Laurie bring to our company is immeasurable," said Michel St-Pierre, CFO of Next Galaxy Corp.  "We have no doubt that we are assembling a world-class team of seasoned industry veterans and visionaries that will see to fruition our mission of delivering the next generation of entertainment, content and connectivity, featuring Augmented and Virtual Reality technologies, for the world to enjoy.  We are moving very quickly towards this goal and anticipate that many more highly respected figures in industry and finance will be joining our team in the near future."
Mary Spio, founder of Next Galaxy, holds a Master of Science in Electrical Engineering and Computer Science degree and is a highly respected figure in the world of digital media distribution and video technology with multiple patents in her name.  As a Digital Cinema pioneer, her patented Customer Engagement and Demographic Targeting Technology inventions helped create Boeing Digital Cinema. Mary and her team at Boeing used the technology in working with Lucasfilm to be the first ever to digitally distribute major motion pictures, such as the blockbuster Star Wars Attack of the Clones, globally to theatres.  The technology, which was eventually sold for more than $1 billion, has become widely accepted and used to distribute films from Lucasfilm, Paramount Studios, Pixar, 20th Century Fox and most of the major movie studios.
Mary is on the USA Today panel of CEOs, Presidents, Founders, and Chairmen where she advises on leadership trends a few times a year.  She is named alongside Oprah Winfrey in NBC News and the GRIO's 100 History Makers in the Making.  Ms. Spio has provided marketing expertise and technical direction to over 200 Leading Retailers, Radio Station Groups, Microsoft XBOX, TiVO, Tribune News Company, Coca Cola, Toyota and much more.
Laurie Clark has been appointed as a Director and Chief Operating Officer of Next Galaxy Corp.  Ms. Clark is a graduate of Harvard Business School and holds a Bachelor of Science degree in Marketing from the University of Massachusetts.  Laurie has held executive level positions in marketing, merchandising and business development for over 30 years, including serving as Senior Vice President/General Merchandise Manager of Merchandising Retail and E-commerce at Staples and Executive Vice President of Merchandising & Marketing at Trans World Entertainment.  She has worked in all areas of the retail supply chain and has had direct P&L responsibility for multi-billion-dollar companies.

Laurie served as a consultant to many Top 100 retailers in the areas of merchandising, Customer Relationship Management, E-commerce, acquisitions, marketing and advertising.  Ms. Clark also works with domestic and international suppliers in the areas of business development, marketing and sales planning. Ms. Clark has successfully lead the development and implementation of Loyalty and Targeted Marketing programs for retailers in the entertainment industry since 2000.
About Next Galaxy Corp.:
Next Galaxy Corporation is an entertainment technology company and leading developer of dynamic, innovative Augmented and Virtual Reality software solutions.  The Company's flagship consumer product in development is CEEK, a next-generation immersive media platform featuring a first-in-class combination of live, virtual and augmented events and activities.  We are creating a platform to simulate the communal experiences of attending live events, such as concerts, sporting events or business conferences through Virtual and Augmented Reality.  In short, we are building the social landscape of the future.
Forward-looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that Wiless Controls Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ from those contained in the forward-looking statements.
Contact:
Tina Brown
Next Galaxy Corp
+1-877-407-9797
Tina@ceek.com